Exhibit 99.1
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            Scottsdale Company's Merger With ImproveNet, Inc. Closes

    eTechLogix, Inc. and ImproveNet merger is complete. Integration begins.

         SCOTTSDALE, Ariz., Dec. 24 /PRNewswire/ -- eTechLogix, a leading developer and marketer of enterprise commerce management software applications for the supply side of the building materials industry today announced that its merger with ImproveNet, Inc. (OTC Bulletin Board: IMPV) of Redwood City, California has closed.

         ImproveNet, a leading brand and online provider of home improvement matching, marketing and project remodeling services for home improvement professionals, suppliers and homeowners, entered into an agreement and plan of merger in July of this year. The tender offer period commenced on December 4, 2002, and the companies completed the merger transaction on December 23, 2002. The tender offer period ends on January 2, 2003.

         As a result of the transaction, the shareholders of eTechLogix will control approximately 68% of the common stock of ImproveNet outstanding immediately after the merger. eTechLogix, Inc. becomes a wholly owned subsidiary of ImproveNet and anticipates operating as Smart Fusion, Inc.

         Terms of the merger are on file with the SEC at http://www.sec.gov/cgi-bin/browse- edgar?company=ImproveNet&CIK+&State=&SIC .
The parent company will retain the ImproveNet name and will operate as ImproveNet, Inc. Jeffrey Rassas, CEO of eTechLogix, Inc. will become the company's CEO with eTechLogix executives taking over line of business responsibilities. ImproveNet's management team will include President, Homayoon Farsi; CTO, Naser Ahmad, CFO, Kenneth Cragun; EVP, Mergers & Acquisitions & General Counsel, Jeffrey Perry; VP, Business Development & Strategic Marketing, Thomas Brodeur, and VP, Sales, Jamie Glass. The parent company's board will be reconstituted following the close of the tender period. Only one of the current members of the ImproveNet board will remain as a director. eTechLogix's current board members will fill three of ImproveNet's board seats at that time. The remaining open board seats are expected to be filled by the end of Q1, 2003.

         The company will unveil its strategic plan through a series of announcements and a virtual press and analyst conference sometime in Q1, 2003. "We are pleased that this deal has closed. Our team has been building the foundation upon which the company will proceed. We are ready to execute our vision of automating the entire value chain of the building materials industry from manufacturer to consumer," said Jeffrey Rassas, CEO.

About ImproveNet(R)

         ImproveNet(R) (OTC Bulletin Board: IMPV) is a leading provider of value chain automation software and services for industry. With a focus on the $1 trillion building materials industry, ImproveNet's Smart Fusion(TM) software combined with its leading online branded web sites for homeowners, home improvement professionals and building materials manufacturers and distributors, is the only software and service company providing an end-to-end value chain automation solution for the industry. For more information about ImproveNet, visit http://www.improvenet.com or call 480.824.9816.


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         NOTE: eTechLogix, ImproveNet, and Smart Fusion are either registered trademarks, trademarks or trade names of the ImproveNet, Inc. family of companies in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

         This press release contains statements that constitute "forward-looking statements" as that term is defined by the United States Private Securities Litigation Reform Act of 1995 (the "Reform Act").

         Specific forward-looking statements contained in this press release include, but are not limited to, the success of the long-term strategic plan of ImproveNet, Inc., the success of the merger transaction involving ImproveNet, Inc. and eTechLogix, Inc. and the strength of the ImproveNet, Inc. brand.

         Forward-looking statements involve risks, uncertainties and other factors, which may cause actual results, performance or achievements of ImproveNet, Inc. to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect the results of ImproveNet, Inc. and cause them to be materially different from those contained in the forward looking statements include shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts, and other variables. Forward-looking statements speak only as of the date of the statement made. ImproveNet, Inc. does not undertake and specifically disclaims any obligation to update any forward-looking statement.

         For further information, please contact Thom Brodeur of eTechLogix, Inc., +1-480-824- 9816, or mobile, +1-602-743-7281, tbrodeur@etechlogix.com.


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